SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OFCERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             WASHINGTON MUTUAL, INC.
             (Exact name of registrant as specified in its charter)



                Washington                                    91-1653725
(State of incorporation or organization)                   (I.R.S. Employer
                                                          Identification No.)



1201 Third Avenue, Suite 1500, Seattle, WA                     98101
(Address of principal executive offices)                     (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                   Name of each exchange on which
         To be so registered                   each class is to be registered

         Common Stock Purchase Rights          New York Stock Exchange
         with respect to Common Stock,
         No Par Value

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of Class)

     Item 1. Description of Registrant's Securities to be Registered

     Common Stock Purchase Rights

     Washington Mutual, Inc. (the "Company" or "Registrant") has adopted a shareholder rights plan (the "Washington Mutual Rights Plan") which provides that one right to purchase an additional share of the Company's Common Stock (a "Washington Mutual Right" and, collectively, the "Washington Mutual Rights") is attached to each outstanding share of the Company's Common Stock.

     The Washington Mutual Rights are not exercisable until the tenth day after a party acquires beneficial ownership of 20% or more of the outstanding shares of the Company's Common Stock or commences or publicly announces for the first time a tender offer to do so. Each Washington Mutual Right entitles the holder to purchase one share of the Company's Common Stock for an exercise price that is currently $17.78 per share. In the event, among certain other specified events, that an acquiring party thereafter gains control of 30% or more of the outstanding shares of the Company's Common Stock, any Washington Mutual Rights held by such party will be void and, for the next 60 days, all other holders of Washington Mutual Rights are entitled to receive that number of shares of the Company's Common Stock having a market value of two times the exercise price of each Washington Mutual Right. The Washington Mutual Rights, which expire on October 26, 2000, may be redeemed by the Company prior to becoming exercisable for $0.0044 per Right. Until a Washington Mutual Right is exercised, the holder of that Washington Mutual Right will have no rights as a shareholder of the Company, including, without limitation, the right to vote or receive dividends.

     Item 2. Exhibits

     1 Rights Agreement dated as of October 16, 1990 (incorporated by reference from Registrant's Form 8-K filed on November 29, 1994).

     2. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       WASHINGTON MUTUAL, INC.
                                       Date:  December 2, 1998



                                       By   /s/ Fay L. Chapman
                                            Fay L. Chapman
                                            Executive Vice President and
                                             General Counsel